                                                                   Exhibit 23.01

                   CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors
ONI Systems Corp.:

   We consent to incorporation by reference in the registration statement on Form S-8 dated February 28, 2001 to register common stock associated with the 2000 Equity Incentive Plan and 2000 Employee Stock Purchase Plan of ONI Systems Corp., of our report dated February 7, 2001, relating to the consolidated balance sheets of ONI Systems Corp. as of December 31, 1999, and 2000, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of ONI Systems Corp.

Mountain View, California
March 30, 2001